UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2019

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas		75231
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 21, 2019, Kosmos Energy Ltd. (the “Company”) issued a press release announcing the pricing of $650 million aggregate principal amount of its 7.125% senior notes due 2026 (the “Offering”).  The Offering is expected to close on April 4, 2019 subject to customary closing conditions. The Company intends to use the net proceeds from the Offering to fund the redemption of all of its outstanding 7.875% Senior Secured Notes due 2021, of which there is $525 million aggregate principal amount outstanding, to repay a portion of the outstanding indebtedness under its revolving credit facility and to pay fees and expenses related to the redemption, repayment and the Offering. In addition, following the completion of the Offering, the Company expects to reduce commitments under its commercial debt facility by approximately $100 million. The Company is filing a copy of the press release as Exhibit 99.1 hereto, which is incorporated by reference to this Item 8.01.

The press release was issued pursuant to, and in accordance with, Rule 135c under the Securities Act of 1933 (as amended), and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 9.01	Financial Statements and Other Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           March 21, 2019

KOSMOS ENERGY LTD.

By:	/s/ Jason E. Doughty
Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary